SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) November 23, 1998




                             SMITHFIELD FOODS, INC.

             (Exact name of registrant as specified in its charter)


    VIRGINIA                 0-2258               52-0845861
(State or other           (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)


         200 COMMERCE STREET
         SMITHFIELD, VIRGINIA                          23430
 (Address of principal executive                     (Zip Code)
             offices)


Registrant's telephone number, including area code (757) 365-3000

Item 5.  Other Events



     Smithfield Foods today reported record second quarter earnings in fiscal 1999. Net income in the quarter ended November 1, 1998 increased to US$18.5 million, or US$.47 per diluted share, from US$15.5 million, or US$.39 per diluted share, in the same quarter a year ago.

     Net income in the first six months of fiscal 1999 increased to US$13.2 million, or US$.33 per diluted share, from net income of US$9.0 million, or US$.23 per diluted share, in the six month period a year ago. The net income in the first half of fiscal 1998 included a non-recurring charge of US$12.6 million (US$.32 per diluted share), which reflected penalties imposed against Smithfield Foods in a case brought by the U.S. Environmental Protection Agency. The judgment has been appealed. Excluding the non-recurring charge, Smithfield Foods had net income of US$21.6 million, or US$.55 per diluted share, in the first half of fiscal 1998.

     Sales for the second quarter of fiscal 1999 were US$874.4 million, down from US$982.7 million in the same quarter of fiscal 1998. Sales for the first six months of fiscal 1999 were US$1.7 billion, down from US$1.9 billion in the same six-month period a year ago. The decrease in sales in both periods was due to lower unit selling prices for Smithfield's products, reflecting substantially lower hog and raw material prices, which were not entirely offset by increased unit sales volume in each period.

     The record fiscal 1999 second quarter net income reflected substantially improved operating results at Smithfield's Meat Processing Group which more than compensated for losses at Smithfield's Hog Production Group.

     The Meat Processing Group experienced sharply higher margins, especially on sales of fresh pork, in this fiscal year's second quarter. While margins on sales of processed meats were up, overall results in the processed meats area of the Group's business were adversely affected by a sharp drop in exports of hot dogs to Russia.

     The Hog Production Group experienced a sharp reversal in profitability in the current year's second quarter due to the lowest hog prices since 1971. The Hog Production Group incurred a net loss of US$.22 per diluted share in this year's second quarter compared to net income of US$.08 per diluted share in the same quarter of fiscal 1998.

     "Our second quarter results reinforce our belief that being vertically integrated to the extent that we are takes the peaks and valleys out of our earnings and, in effect, makes them more stable as well as predictable," Luter stated.

     "The brisk rate of business in the first three weeks of November further confirms our expectation that fiscal 1999 third quarter earnings should set a record," Luter said.

     This filing contains "forward-looking" information within the meaning of United States federal securities laws. The forward-looking information may include, among other information, statements concerning Smithfield Foods' outlook for the future. There may also be other statements of beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking information and statements in this filing are subject to known and unknown risks and uncertainties, including availability and prices of raw materials, product pricing, competitive environment and related market conditions, operating efficiencies, access to capital, integration of acquisitions and changes in, or the failure or inability to comply with, governmental regulation, including without limitation environmental and health regulations, that could cause actual results to differ materially from those expressed in or implied by the information or statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
SMITHFIELD FOODS, INC. AND SUBSIDIARIES
(ALL FIGURES ARE IN UNITED STATES DOLLARS)



                                            13 WEEKS ENDED       13 WEEKS ENDED       26 WEEKS ENDED       26 WEEKS ENDED
(IN THOUSANDS, EXCEPT PER SHARE DATA)      NOVEMBER 1, 1998     OCTOBER 26, 1997     NOVEMBER 1, 1998     OCTOBER 26, 1997
---------------------------------------   ------------------   ------------------   ------------------   -----------------
Sales .................................       $ 874,378            $ 982,699           $ 1,740,201          $ 1,897,662
Cost of sales .........................         756,914              888,729             1,549,960            1,728,508
                                              ---------            ---------           -----------          -----------
Gross profit ..........................         117,464               93,970               190,241              169,154
Selling, general and administrative
 expenses .............................          65,974               53,177               123,971              102,369
Depreciation expense ..................          14,015               10,353                26,954               20,068
Interest expense ......................          10,916                8,036                20,622               15,403
Nonrecurring charge(1).................              --                   --                    --               12,600
                                              ---------            ---------           -----------          -----------
Income before income taxes(1)..........          26,559               22,404                18,694               18,714
Income taxes ..........................           8,078                6,856                 5,538                9,707
                                              ---------            ---------           -----------          -----------
Net income(1)..........................       $  18,481            $  15,548           $    13,156          $     9,007
                                              =========            =========           ===========          ===========
Net income per common share:
 Basic(1) ..............................      $     .48            $     .41           $       .35          $       .24
 Diluted(1)............................             .47                  .39                   .33                  .23
                                              ---------            ---------           -----------          -----------
Average common shares outstanding:
 Basic ................................          38,273               37,527                37,905               37,527
 Diluted ..............................          39,599               39,666                39,807               39,639
                                              ---------            ---------           -----------          -----------

(1) Reflects a nonrecurring charge of $12.6 million ($.32 per diluted share) for the 26 weeks ended October 26, 1997 related to civil penalties in an environmental case.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                 SMITHFIELD FOODS, INC.



                           By:   /s/ Aaron D. Trub
                                  Aaron D. Trub
                                 Vice President, Chief Financial
                                         Officer and Secretary





Dated:   November 23, 1998